                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                            SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
       (PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            CONTINUCARE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                            CONTINUCARE CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]   No Fee Required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

        (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration No.:

        (3) Filing Parties:

        (4) Date Filed:

                            CONTINUCARE CORPORATION

                    80 S.W. 8TH STREET, MIAMI, FLORIDA 33131

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 21, 1999

                              --------------------


To the Shareholders of Continucare Corporation:


         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Continucare Corporation, a Florida corporation, will be held at 10:00 a.m., local time, on Tuesday, December 21, 1999, at the ____________________________,
Miami, Florida, for the following purposes:

                  (1) The election of three members to our Board of Directors to hold office until Continucare's 2000 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

                  (2) To approve the restructuring of our convertible subordinated notes and the issuance of the common stock in connection with the restructure; and

                  (3) The transaction of such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on November 1, 1999 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.


                                         By Order of the Board of Directors



                                         Spencer J. Angel
                                         President, Chief Executive Officer
                                         and Chief Operating Officer

Miami, Florida
November 29, 1999

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                            CONTINUCARE CORPORATION

                           --------------------------

                                PROXY STATEMENT

                           --------------------------

         This proxy statement is furnished in connection with the solicitation by the board of directors of Continucare Corporation, a Florida corporation, of proxies from the holders of our common stock, par value $.0001 per share, for use at the 1999 Annual Meeting of Shareholders of Continucare to be held at 10:00 a.m., local time, on Tuesday, December 21, 1999, at _____________________, Miami, Florida, or at any adjournment(s) or postponement(s) thereof, pursuant to the foregoing notice of annual meeting of shareholders. This proxy statement and the enclosed form of proxy are first being sent to holders of our common stock on or about November 29, 1999.

         Shareholders should review the information provided herein in conjunction with the Continucare's 1999 annual report to shareholders, which accompanies this proxy statement. Continucare's principal executive offices are located at 80 S.W. 8th Street, Miami, Florida 33131 and its telephone number is
(305) 350-7515.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of our board of directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the annual meeting or by filing with Continucare's Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by Continucare at or prior to the annual meeting.

         The cost of preparing, assembling and mailing this proxy statement, the notice of annual meeting of shareholders and the enclosed proxy is to be borne by Continucare. In addition to the use of mail, our employees may solicit proxies personally and by telephone and facsimile. Our employees will receive no compensation for soliciting proxies other than their regular salaries. Continucare may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

         At the annual meeting, our shareholders will consider and vote upon the following matters:

                  (1) The election of three members to our board of directors to hold office until our 2000 annual meeting of shareholders or until their successors are duly elected and qualified;

                  (2) To approve the restructuring of our convertible subordinated notes and the issuance of our common stock in connection with the restructuring; and

                  (3) The transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted for the election of the nominees for director named below and in favor of the other matters presented. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The board of directors has set the close of business on November 1, 1999 as the record date for determining shareholders of Continucare entitled to notice of and to vote at the annual meeting. As of the record date, there were 14,704,091 shares of common stock outstanding. Only the holders of issued and outstanding shares of common stock are entitled to vote at the annual meeting. Shareholders do not have the right to cumulate their votes, and are entitled to one vote for each share held.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum with respect to all matters presented. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the annual meeting. Approval of the restructuring of the convertible subordinated notes and the issuance of common stock in connection with the restructure will be approved if the majority of the votes cast in person or by proxy vote in favor of the proposal. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares voted in opposition to the matter, (unless such matter is one for which a greater vote is required by law or by the Company's Articles of Incorporation or Bylaws). If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

         Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the annual meeting and will be counted as votes cast at the annual meeting, but will not be counted as votes cast for or against any given matter.

         A broker or nominee holding shares registered in its name, or in the names of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors. If a matter has been included in the proxy to which a broker or nominee would not have discretionary voting power under applicable American Stock Exchange rules, any broker or nominee "non-votes" would not be considered as shares entitled to vote on the subject matter and therefore would not be considered by the inspector when counting votes cast on the matter.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of November 1, 1999 concerning the beneficial ownership of the common stock by (i) each person known by Continucare to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the directors and director nominees who own our shares, (iii) Named Executive Officers (as defined hereafter), and (iv) all of our executive officers and directors as a group. All holders listed below have sole voting power and investment power over the shares beneficially owned by them, except to the extent such power may be shared with such person's spouse.


 NAME AND ADDRESS                                   AMOUNT AND NATURE OF                     PERCENT OF
OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP(1)                 COMMON STOCK(2)
-------------------                                -----------------------                 ---------------
Charles M. Fernandez                                       1,454,167(3)                         9.8%
   80 S.W. 8th Street
   Miami, FL 33131

Spencer J. Angel                                             200,800(4)                          1.4
   80 S.W. 8th Street
   Miami, FL 33131


 NAME AND ADDRESS                                    AMOUNT AND NATURE OF                     PERCENT OF
OF BENEFICIAL OWNER                                 BENEFICIAL OWNERSHIP(1)                 COMMON STOCK(2)
-------------------                                 -----------------------                 ---------------

Dr. Phillip Frost                                          2,414,133(5)                         16.3
   4400 Biscayne Boulevard
   Miami, FL  33137

Neil Flanzraich                                                    0                              0
   4400 Biscayne Boulevard
   Miami, FL  33137

Carlos E. Padron                                              10,000                              *
   338 Minorca Avenue
   Coral Gables, FL 33134

Susan Tarbe                                                   80,000(6)                           *
   1221 Brickell Avenue
   Miami, FL 33131

Strategic Investment Partners, Ltd.                        2,250,000(7)                         15.3
   Kaya Flamboyan 9
   Willemstad, Curacao
   Netherlands Antilles

Franklin Resources, Inc.                                   2,620,607(8)                         15.1
   777 Mariners Island Boulevard
   San Mateo, CA

Pecks Management Partners Ltd.                             1,862,069(8)                         11.2
   One Rockefeller Plaza
   Suite 900
   New York, NY

All directors and executive officers                       4,079,100(9)                         27.3
   as a group (5 persons)


--------------------

 *    Less than one percent.

(1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.
(2)   Based on 14,740,091 shares outstanding as of November 1, 1999.
(3) Includes (i) 1,316,667 shares of Common Stock are owned of record by the Fernandez Family Limited Partnership, (ii) 27,500 shares held directly by Mr. Fernandez and (iii) 110,000 shares of Common Stock underlying options granted that are currently exercisable.
(4) Includes (i) 800 shares held by Arkangel, Inc. and (ii) 200,000 shares held by Harter Financial, Inc.
(5) Based on the most recent Schedule 13D, includes (i) shares owed beneficially through Frost Nevada Limited Partnership and Frost-Nevada Corporation and (ii) 75,000 shares of common stock underlying options granted that are currently exercisable.
(6) Represents shares of common stock underlying options granted which are currently exercisable, but expire on December 16, 1999.
(7) Based on the most recent Schedule 13D, beneficial ownership of these shares is shared by (i) Quasar Strategic Partners LDC, (ii) Quantum Industrial Partners LDC, (iii) QIH Management Advisor, L.P., (iv) QIH Management, Inc., (v) Soros Fund Management LLC, (vi) Mr. Stanley F. Druckenmiller and (vii) Mr. George Soros.
(8) Represents shares of Common Stock that may be issued upon the conversion (at a conversion price of $7.25) of 8% Convertible Subordinated Notes due 2002 issued by the Company on October 30, 1997. Share information based on the most recent Schedule 13G.
(9) Includes 185,000 shares of Common Stock underlying options granted that are currently exercisable.

         In connection with the restructuring of the Company's convertible subordinated notes as described in Proposal No. 2, Continucare will be issuing 15,500,000 shares of common stock to the noteholders and 3,000,000 shares of common stock to the guarantors of Continucare's financing. See "Restructuring Overview" in Proposal No. 2.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

         Three persons are nominated for election as directors to serve until the next annual meeting of shareholders and until each director's successor is duly elected and qualified. Although we anticipate that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the annual meeting, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the board of directors, unless directed by a proxy to do otherwise.

         Mr. Charles M. Fernandez, Dr. Phillip Frost and Mr. Spencer J. Angel are the three persons nominated as directors. Each of the director nominees is a current member of the board of directors. Biographical information for the director nominees is set forth under "Management" below. Neil Flanzraich and Carlos E. Padron, current members of the board of directors, are not standing for re-election as directors.

                                   MANAGEMENT

         The executive officers and directors of Continucare are as follows:


NAME                                  AGE   POSITION
----                                  ---   --------
Charles M. Fernandez..............    37    Chairman of the Board*

Phillip Frost, M.D................    63    Vice Chairman of the Board*

Spencer J. Angel..................    33    President, Chief Executive Officer,
                                             Chief Operating Officer and
                                             Director*

Neil Flanzraich...................    56    Director

Carlos E. Padron..................    34    Director

--------------

* Director nominees.

         CHARLES M. FERNANDEZ, the Chairman of the Board, is the president and chief executive officer of Big City Radio, a New York company that owns and operates a network of radio stations. Mr. Fernandez co-founded Continucare in February 1996 and served as its Chairman of the Board, President and Chief Executive Officer from the Company's inception until November 1, 1999, at which time he resigned as the President and Chief Executive Officer. Since 1985 and prior to founding Continucare, Mr. Fernandez was the Executive Vice President and Director of Heftel Broadcasting Corporation ("HBC"), a public company owning a network of radio stations. At HBC, Mr. Fernandez was involved in the acquisition of 17 broadcast companies and played an instrumental role in HBC's growth in revenues from $4 million in 1985 to approximately $65 million in 1995. Mr. Fernandez has also been a director of IVAX Corporation, a Florida corporation ("IVAX") since June 1998. [From July 1999 until November 1999, Mr. Fernandez served as the Chairman of Hispanic Internet Holdings, Inc., a Spanish online service provider that was acquired by Big City Radio in 1999.]

         PHILLIP FROST, M.D. has served as Vice Chairman of Continucare since September 1996. Dr. Frost has served, since 1987, as Chairman of the Board and Chief Executive Officer of IVAX, the world's largest generic pharmaceutical manufacturer. He served as IVAX's President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1970 to 1992. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceutical, Inc. from 1972 to 1986. He is Vice Chairman of the Board of Directors of North American Vaccine, Inc., Chairman of the Board of Directors of Whitman Education Group, which is engaged in proprietary education and a director of Northrup Grumman which is in the aerospace industry. He is Vice Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

         SPENCER J. ANGEL has served as the Company's President and Chief Executive Officer since the resignation of Mr. Fernandez on November 2, 1999. Previously he served as the Company's Executive Vice President and Chief

Operating Officer since July 12, 1999, and he served as a member of the Board of Directors since September 30, 1999. Mr. Angel has served, since 1996, as director and president of Harter Financial, Inc., a diversified financial consulting firm. See "Certain Relationships and Related Transactions." In 1999, Mr. Angel served as president and chief executive officer of Medical Laser Technologies, Inc., a company that produces digital x-ray picture archiving and communications systems for cardiac catheterization labs. He was the secretary, treasurer and director of Autoparts Warehouse, Inc., an auto parts retail and service company, from September 1997 to January 1999. From December 1994 through August 1996 Mr. Angel was President of 5 East 41 Check Cashing Corp. a company engaged in the payroll service and armored car business. From November 1991 to 1994 Mr. Angel was an associate attorney with Platzer, Fineberg & Swergold, a law firm specializing in corporate financial reorganizations.

         NEIL FLANZRAICH has served as a director of the Company since the 1998 annual meeting on January 26, 1999. He has served as the Vice Chairman and President of IVAX since May 1998. From September 1995 to May 1998, Mr. Flanzraich was a shareholder and served as Chairman of the Life Sciences Legal Practice at the law firm of Heller Erhman White & McAuliffe. Prior to his position at the law firm, Mr. Flanzraich was the Senior Vice President and General Counsel of Syntex Corporation, an international diversified life science company, which was acquired by Roche Holding, Ltd.

         CARLOS E. PADRON was appointed as a director in October 1999. He is a partner with the law firm of Vila, Padron & Carrillo, P.A. and has practiced with the firm since 1991. Mr. Padron also serves on the board of Caribbean Cigar Company, S.A., Inter-Continental Cigar Corporation and Transcontinental Investment, Inc.

         Officers serve at the pleasure of the board of directors, subject to the terms of any employment agreements. See "-Employment Agreements."

DIRECTOR COMPENSATION

         Mr. Fernandez receives an annual salary of $50,000 for serving as the Chairman of the Board of Continucare; however the other directors do not receive any cash compensation for service on the board of directors but may be reimbursed for certain expenses in connection with attendance at board of director meetings or other meetings on our behalf. Our directors are eligible to receive options under the Continucare Stock Option Plan.

         Mr. Angel receives an annual salary of $250,000 as the President, Chief Executive Officer and Chief Operating Officer of Continucare. Additionally, he is eligible to receive a bonus equal to 7% of Continucare's earnings before interest, taxes, depreciation and amortization in excess of $3 million for the fiscal year.

         See "Executive Compensation and Other Information -- Employment Agreements."

COMMITTEES AND MEETINGS

         During fiscal year 1999, the Board of Directors held eight meetings and took certain actions by unanimous written consent. Each director attended at least 75% of the aggregate of (i) the number of such meetings, and (ii) the number of meetings of Committees of the Board held during fiscal year 1999 during the period of such director's service, except for Dr. Elias Ghanem, who resigned as a director and from the compensation committee in January 1999.

         The compensation committee currently consists of Dr. Phillip Frost (Chairman), and Neil Flanzraich. Dr. Elias Ghanem and Mark J. Hanna served on the compensation committee until their resignations from the board of directors in January 1999 and February 1999, respectively. Mr. Flanzraich was appointed to the compensation committee upon Dr. Ghanem's resignation in January 1999. The compensation committee met once during fiscal year 1999. The primary function of the compensation committee is to review and approve our compensation policies and practices, propose compensation levels for directors and officers, and propose changes in our benefit plans.

         The audit committee is currently composed of Dr. Frost (Chairman), Mr. Flanzraich and Mr. Angel. Mr. Hanna and Richard B. Frost served as members of the audit committee until their resignations in February 1999. Upon their resignation, Dr. Frost was appointed to the committee. Mr. Kenneth Looloian, the former chairman of the audit committee, resigned from the board of directors in September 1999. Upon his resignation, Dr. Frost was appointed chairman of the audit committee and Mr. Flanzraich became a member of the committee Mr. Angel was appointed to this committee in September 1999. The audit committee met once during fiscal year 1999. The primary function of the audit committee is to assist the board of directors in fulfilling its responsibilities with respect to the accounting and financial reporting practices of Continucare, and to address the scope and expense of audit and related services provided by our independent accountants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Phillip Frost, Chairman of our compensation committee, is also a director and executive officer of IVAX Corporation. Mr. Fernandez serves on the board of directors of IVAX Corporation. During fiscal 1999, Mr. Fernandez served on the board of directors of Frost Hanna Capital Group, Inc. Mark Hanna, president and a director of Frost Hanna Capital Group, Inc., served on our compensation committee in fiscal 1999 until his resignation in February 1999.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain summary information concerning compensation paid or accrued by Continucare and its subsidiaries for the fiscal years 1997, 1998 and 1999 to or on behalf of (i) the Chief Executive Officer who was serving at the end of the last fiscal year, (ii) the most highly compensated executive officers who was serving as executive officers at the end of the last fiscal year, each of whose total annual salary and bonus, determined as of the end of the fiscal year ended June 30, 1999, exceeded $100,000 and (iii) two individuals for whom disclosure would have been provided, but for the fact that they were not serving as executive officers at the end of the last fiscal year (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                      ANNUAL COMPENSATION                            -----------------
                               -----------------------------------       OTHER       NO. OF SECURITIES
         NAME AND              FISCAL                                    ANNUAL         UNDERLYING        ALL OTHER
    PRINCIPAL POSITION          YEAR      SALARY ($)     BONUS ($)    COMPENSATION        OPTIONS        COMPENSATION
----------------------------   ------     ----------     ---------    ------------   -----------------   ------------
Charles M. Fernandez,           1999        352,782        15,000             (1)              -0-              -0-
  President and Chief           1998        334,547             0             (1)          100,000              -0-
  Executive Officer(2)          1997        327,880        70,000(7)    36,360(3)              -0-              -0-

Susan Tarbe, Executive          1999        184,230           -0-             (1)                            50,000(4)
  Vice President and            1998        168,462           -0-             (1)             -0-             3,167(5)
  General Counsel(6)            1997         97,000        40,000(7)          (1)         100,000             1,118(5)

Norman B. Gaylis, M.D.
  Senior Vice President,
  Chief Operating               1999        328,846           -0-             (1)             -0-               -0-
  Officer of Physician          1998        464,193           -0-             (1)          50,000               -0-
  Practice Division(8)          1997         92,094        50,000(9)         -0-              -0-               -0-

Bruce Altman
  Chief Financial               1999        104,615        10,000             (1)          62,500               -0-
  Officer(10)

-------------------

(1) The total perquisites and other personal benefits provided is less than 10% of the total annual salary and bonus to such officer.
(2) Mr. Fernandez resigned as President and Chief Executive Officer in November 1999.
(3)   Includes $13,155 in car allowance and $20,205 in insurance benefits.
(4) Includes a severance payment of $25,000 in August 1999 and a severance payment of $25,000 in September 1999.
(5) Reflects matching contributions to the Company's 401(k) plan which is earned during the fiscal year indicated but not paid until the following fiscal year.
(6) Mrs. Tarbe joined the Company in September 1996 and resigned in September 1999.
(7) Includes a signing bonus in the amount of $2,500 and a bonus paid in September 1997 for services rendered in fiscal 1997.

(8)   Dr. Gaylis joined the Company in April 1997 and resigned in March 1999.
(9)   Represents a bonus paid in fiscal 1998 for services rendered in fiscal
      1997.
(10)  Mr. Altman joined the Company in October 1998 and resigned in April 1999.

OPTION GRANTS DURING FISCAL 1999

         OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options made during fiscal 1999 to each of the Named Executive Officers. We did not grant any stock appreciation rights in fiscal 1999.


                                INDIVIDUAL OPTION GRANTS IN 1999 FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------------
                            SHARES OF                                                POTENTIAL REALIZABLE VALUE AT
                           COMMON STOCK                                           ASSUMED ANNUAL RATES OF STOCK PRICE
                            UNDERLYING      % OF TOTAL                              APPRECIATION FOR OPTION TERM (1)
                             OPTIONS        GRANTED TO     OPTION    EXPIRATION   ------------------------------------
NAME                         GRANTED         EMPLOYEES     PRICE($)     DATE              5%                10%
----                       ------------     ----------     -------- ----------        ---------          ---------
Charles M. Fernandez              0             --           --          --              --                 --

Susan Tarbe                       0             --           --          --              --                 --

Norman B. Gaylis, M.D.            0             --           --          --              --                 --

Bruce Altman                 62,500(2)        38.5%(3)     $5.125     7/15/99         201,443            510,496

------------------
(1) The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the Common Stock.
(2) Mr. Altman resigned from his position as Chief Financial Officer in April 1999 and his options expired in July 1999.
(3)   Based upon 162,500 options granted during fiscal 1999.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

         The following table sets forth information with respect to (i) the number of unexercised options held by the Named Executive Officers as of June 30, 1999, and (ii) the value as of June 30, 1999 of unexercised in-the-money options. No options were exercised by any of the Named Executive Officers in 1999.


                                        NUMBER OF SECURITIES                         VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED OPTIONS                    IN-THE-MONEY OPTIONS
                                          AT JUNE 30, 1999                          AT JUNE 30, 1999 ($)(1)
                                 ------------------------------------         ------------------------------------
                                 EXERCISABLE           UNEXERCISABLE          EXERCISABLE           UNEXERCISABLE
                                 -----------           --------------         -----------           --------------
Charles M. Fernandez                110,000                25,000                  0                      0

Susan Tarbe                          80,000                20,000                  0                      0

Norman B. Gaylis, M.D.               33,334                16,666                  0                      0

Bruce Altman                         31,250                31,250                  0                      0

------------------

(1) Market value of shares covered by in-the-money options on June 30, 1999, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.


EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with Charles M. Fernandez, Susan Tarbe, Norman B. Gaylis and Bruce Altman. Mr. Fernandez's employment agreement was for a term of three years plus one additional year for each year of service and became effective on September 11, 1996, and provided for an annual base salary of $350,000 and a bonus of $100,000 payable in 20 equal installments of $5,000 over the first five years of such agreement. In June 1999 Mr. Fernandez voluntarily reduced his annual salary to $275,000. In October 1999 Mr. Fernandez entered into an employment modification agreement which provided for the further reduction in Mr. Fernandez's annual salary to $250,000 and a performance bonus for the fiscal year commencing July 1, 1999, to equal 5% of Continucare's earnings before interest, taxes, depreciation and amortization ("EBITDA") in excess of $3 million for the fiscal year. His modified employment agreement provides that if Mr. Fernandez was terminated without cause, Mr. Fernandez was entitled to receive his base salary for one year after his termination. Pursuant to the terms of his modified agreement, Mr. Fernandez was prohibited from competing with Continucare for a period of six months following his termination, unless terminated without cause. Mr. Fernandez resigned from his position as President and Chief Executive Officer of Continucare in November 1999. Upon his resignation, his employment agreement was modified to provide for an annual salary of $50,000, payable during his term as Chairman of the Board of Directors.

         Ms. Tarbe's employment agreement, as amended, was effective until August 24, 2001, and provided for an annual base salary of $185,000 and a bonus as may be determined by the Chairman and approved by the Board. Under the terms of Ms. Tarbe's employment agreement, she received an option to purchase 100,000 shares of the Company at $5.00 per share. Upon a change in control of the Company, Ms. Tarbe was entitled to an acceleration of the remainder of her employment agreement and automatic vesting of any unvested portion of her aforementioned option. Ms. Tarbe resigned from Continucare in September 1999, at which time her employment agreement was terminated. Ms. Tarbe received $50,000 in severance payments.

         Dr. Gaylis' employment agreement was for a period of four years commencing April, 1997, and provided for an annual base salary of $450,000 renewable at the sole discretion of the Company, subject to adjustment upon certain conditions. Under the terms of Dr. Gaylis' employment agreement, Dr. Gaylis was entitled to annual incentive compensation of 50% of EBITDA derived from his professional services at designated offices where EBITDA is in excess of $365,000. Dr. Gaylis is prohibited from competing with the Company and soliciting any employee or contractor of the Company for the duration of his employment agreement and for a period of two years thereafter. Additionally, Dr. Gaylis is prohibited from disclosing confidential information. Dr. Gaylis resigned from Continucare in March 1999, at which time his employment agreement was terminated.

         Mr. Altman's employment agreement was for a period of two years commencing on August 24, 1998 and provided for an annual base salary of $160,000 and a bonus equal to at least 10% of his base salary and any additional bonus as may have been determined by the compensation committee. Under the terms of Mr. Altman's employment agreement, he received an option to purchase 62,500 shares of common stock at a $5.125 exercise price. Upon a change of control, Mr. Altman was entitled to an acceleration of the remainder of his employment agreement, up to a maximum of one year salary and the automatic vesting of the stock option. Mr. Altman resigned from Continucare in April 1999, at which time his employment agreement was terminated.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year.

         General. The Compensation Committee is comprised of non-employee directors and is responsible for setting and administering policies that govern annual compensation of the Company's executive officers, as well as the Company's stock option plan. The Compensation Committee's general philosophy with respect to the compensation of the Company's executive officers is to offer competitive compensation programs designed to attract key executives to the Company and to recognize an individual's contribution and personal performance. Such compensation programs include a base salary and an annual performance-based bonus as well as stock option plans designed to provide long-term incentives. In addition, the Compensation Committee may recommend the grant of discretionary bonuses to the Company's executive officers. The Committee did not establish performance targets or adopt any bonus plan for fiscal 1999.

         In establishing the Company's executive compensation program, the Compensation Committee takes into account current market data and compensation trends for comparable companies, and gauges achievement of corporate and individual objectives. Due to the Company's financial condition, Mr. Fernandez, the Company's former President and Chief Executive Officer, voluntarily reduced his salary. Performance bonuses and stock options grants to executive officers in prior fiscal years were structured to reinforce the achievement of both short and long term corporate objectives in addition to fostering a long-term perspective aligned with that of its shareholders; however, due to Continucare's financial condition, performance bonuses were not granted in fiscal 1999. The salaries for each of the Named Executive Officers is set forth in such executive's employment agreement.


                          Dr. Phillip Frost, Chairman

                                Neil Flanzraich


PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the AMEX Market Value Index and the NASDAQ Health Services Index for the period of September 11, 1996 (the date a wholly owned subsidiary of the predecessor to the Company merged with and into Continucare (the "Merger") and the Company listed its Common Stock on the American Stock Exchange) to June 30, 1999.


                                                    CUMULATIVE TOTAL RETURN
                                                  ---------------------------
                                                  6/97        6/98        6/99
                                                  ----        ----        ----

Continucare Corporation               100          66          55           7
Amex Market Value                     100         114         134         150
NASDAQ Health Services                100          97          95          90


CERTAIN TRANSACTIONS

         On May 4, 1999 the Company retained Harter Financial, Inc. ("Harter") to negotiate a consensual restructuring (the "Restructuring") with the holders of the Company's of the 8% Convertible Subordinated Notes of 2002. As compensation for its services, Harter received an initial fee of $50,000. In October 1999, the Company's Board of Directors approved a final compensation package to be paid to Harter consisting of an additional cash payment of $150,000 and 200,000 shares of the Company's common stock. Mr. Angel is a director, president and a shareholder of Harter.

         In April 1999 the Company sold substantially all of the assets of one of its subsidiaries to Kessler Rehabilitation of Florida, Inc. ("Kessler") for $5,500,000. Mr. Looloian, a director of the Company during fiscal 1999, was also a director of Kessler at the time of the sale.

         In February 1997, the Company entered into an agreement with Bally Total Fitness ("Bally"), relating to the establishment of outpatient rehabilitation centers at Bally fitness centers. During the fiscal year ended June 30, 1999, the Company earned $381,000 in management fees from Bally and, as of June 30, 1999, $760,442 was included in accounts receivable for these services. The Bally agreement was terminated in April 1999. Mr.
Looloian, a director of the Company during fiscal 1999 is an affiliate of Bally.

         On April 10, 1997, the Company, through Continucare Physician Practice Management, Inc., a wholly owned subsidiary, acquired all of the outstanding stock of certain arthritis rehabilitation centers and affiliated physician practices, including practices (the "Practices') affiliated with Norman G. Gaylis, M.D., a former executive officer of the Company. In connection with the acquisition, the Company entered into a management agreement with ZAG Group, Inc. ("ZAG"). Dr. Gaylis is an affiliate of ZAG. The management agreement, among other things, provided for ZAG to perform certain services in exchange for specified compensation. In addition, the Company entered into a put/call agreement with ZAG, which allowed each of the parties to require the other party, after a two-year period, to either sell or purchase all the issued and outstanding capital stock of ZAG for a specified price to be paid in a combination of cash and common stock of the Company. In August 1998, the Company entered into an agreement with ZAG (the "ZAG Agreement") pursuant to which, (i) the management agreement was terminated, and (ii) the Company paid approximately $2 million to ZAG in connection with the cancellation of the put/call agreement, of which $115,000 was paid in cash and the remaining $1,885,000 was paid by issuing 575,000 shares (the "ZAG Shares") of the Company's common stock with a fair market value of approximately $1.6 million. The ZAG Agreement also included provisions that, in the event that the ZAG Shares did not have an aggregate fair market value of $1,885,000 on October 15, 1999, the Company could be obligated to pay additional cash consideration or issue additional shares of its common stock (the "Additional Consideration") so that the aggregate value of the ZAG Shares would equal $1,885,000. Based on the value of the Company's common stock on October 15, 1999, Additional Consideration of approximately $1,562,000 in cash or approximately 2,777,000 shares of the Company's common stock could be required to be issued under the ZAG Agreement. Also, effective March 1999, Continucare transferred substantially all of the assets of the Practices to Dr. Gaylis (excluding cash and accounts receivables) in exchange for Dr. Gaylis assuming certain liabilities and a cash payment of $39,000 to Dr. Gaylis. The Company and its counsel are currently reviewing these transactions, including its remaining obligations under the ZAG Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been satisfied.

                     PROPOSAL TO APPROVE THE RESTRUCTURING
                     OF OUR CONVERTIBLE SUBORDINATED NOTES
                    AND THE ISSUANCE OF SHARES IN CONNECTION
                             WITH THE RESTRUCTURING

                                (PROPOSAL NO. 2)


OUR OPERATING HISTORY

         We developed and expanded our operations through acquisitions of healthcare related companies. The expenses and operational challenges associated with the integration of the acquired businesses and the difficulties in assimilating the operations of the acquired businesses coupled with the increased demand of management resources and personnel was detrimental to our financial stability. The process of integrating functions such as management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, and other aspects of operations, while managing and often downsizing the entity, presented a significant challenge to our management.

         The continued integration of our acquired businesses and our future ability to control costs are important to our ongoing financial and operational performance. The anticipated benefits from several acquisitions were not achieved, and the operations of the acquired businesses were not successfully integrated in a timely manner. The process of integrating the acquired businesses caused the interruption and loss of momentum in the conduct of these businesses and had a material adverse effect on our operations, financial results and cash flows.

         Throughout fiscal 1999 we experienced adverse business operations. To strengthen Continucare financially, since the end of calendar 1998, we undertook a business rationalization program to divest certain unprofitable operations and close other underperforming subsidiary divisions and a financial restructuring program to strengthen our financial performance. In connection with the implementation of our business rationalization program, we sold or closed our outpatient rehabilitation division, diagnostic imaging division and specialty physician practices. These divestitures generated net cash proceeds of approximately $6,700,000 (after the payment of transaction costs and other costs such as employee-related costs). The business rationalization program has assisted with the commencement and implementation of our financial restructuring program and has allowed us to focus our resources on a core business model.

         Since December 31, 1998 we have not been in compliance with certain covenants under the terms of our $5 million credit facility with First Union National Bank. During April 1999, we used approximately $4.0 million of the net proceeds of the sale of our rehabilitation subsidiary to reduce the outstanding balance of the credit facility to $1.0 million. In connection with the payment, we entered into an amendment to the credit facility, which provided, among other things, for the repayment of the remaining outstanding principal balance of approximately $1.0 million to First Union by December 31, 1999.

         On April 30, 1999 we defaulted on our semi-annual payment of interest on our notes. In an effort to avoid bankruptcy and effect a successful completion of our business rationalization program and financial restructuring, we negotiated a settlement with the noteholders to address the restructuring of the notes.

ISSUANCE OF NOTES

         We issued 8% convertible subordinated notes due 2002 in the principal amount of $46,000,000 to qualified institutional buyers and to a limited number of institutional accredited investors on October 27, 1997. The notes became convertible into our common stock 60 days following the initial date of issuance and remain convertible until maturity, unless previously redeemed, at a conversion price of $7.25 per share, subject to certain adjustments. The interest on the notes is payable on April 30 and October 31 of each year, and the interest payments commenced on April 30, 1998. The notes are redeemable in whole or in part, at our option at any time on or after October 31, 2000. The notes and the common stock issuable upon the conversion of the notes were registered on a resale registration statement filed on December 24, 1997.

CURRENT STATUS OF NOTES

         On April 30, 1999, we defaulted on our semi-annual payment of interest on the notes. At that time negotiations with an informal committee of the noteholders commenced. In August 1998 we repurchased $1.0 million of the notes and in July 1999 we purchased $4.0 million of the notes for approximately $200,000. We defaulted on our semi-annual payment of interest in October 1999.

         In May 1999 we entered into an agreement with Harter Financial, Inc. to assist us with our financial reorganization and to represent us in negotiating the restructuring of the notes and a settlement with the noteholders. Mr. Angel is the president and 15% shareholder of Harter. As compensation for its services, Harter received an initial fee of $50,000. On September 29, 1999 we announced an agreement in principle with the noteholders to enter into a settlement and restructuring agreement with respect to the remaining $41.0 million principal balance and approximately $3.3 million of interest thereon accrued through October 31, 1999. The Board of Directors approved in October 1999 a final compensation package to be paid to Harter consisting of a cash payment of $150,000 and of 200,000 shares of the Company's common stock.

RESTRUCTURING OVERVIEW

         The proposed modification of the securities to eliminate at least 76% of the notes from our debt structure. We believe this is necessary to best ensure our long-term viability. We are asking our shareholders to approve the restructuring of the notes and actions necessary to issue the common stock.

         In anticipation of the execution of a restructuring agreement, on September 29, 1999 we entered into a letter of intent and term sheet setting forth the terms of the restructuring. The restructuring will eliminate $31 million of the remaining $41.0 million principal balance and approximately $3.3 million of interest thereon accrued through October 31, 1999. We are in the process of finalizing the restructuring agreement with the noteholders and we expect the noteholders to execute the final Waiver and First Supplemental Indenture. The proposed Waiver and First Supplemental Indenture will not be fully effective unless and until approved by the shareholders at the meeting and executed by all of the parties thereto. Additionally, the proposed Waiver and First Supplemental Indenture is conditioned upon Continucare obtaining a new $3.0 million secured credit facility. The new credit facility will be guaranteed by third party individual guarantors, and, as consideration for the guaranty, the guarantors shall be issued an aggregate of 3.0 million shares of our common stock. Such guarantors may be individuals affiliated with the Company. It is anticipated that the guarantors shall guaranty our credit facility after the noteholders have executed the Waiver and First Supplement to Indenture and upon approval of the restructuring by the shareholders at the annual meeting; however, there can be no assurance that such guaranty will be executed.

         The restructuring includes the following:

         o conversion of $31 million of the notes, on a pro forma basis, into 15.5 million (approximately 47% after giving effect for the 3.0 million shares to be issued in connection with the guaranty) of the issued and outstanding shares of our common stock;

         o forgiveness of interest payments through October 31, 1999 (approximately $3.3 million) and waiver of any event of default resulting from our failure to make the two interest payments in 1999;

         o waiver of interest payment default on the remaining $10.0 million principal balance of notes and reinstatement on our books and records as a performing non-default loan;

         o a reduction of the coupon rate from 8% per annum to 7% per annum effective as of November 1, 1999 on the remaining $10.0 million principal balance of the notes;

         o reduction of the conversion price from $7.25 to $2 on the $10 million of notes, effective November 1, 2000; and

         o increasing the number of directors on our Board to five and appointing two directors as designated by the noteholders.

DIRECTOR NOMINEES OF THE NOTEHOLDERS

         At this time the noteholders have submitted Robert J. Cresci and Patrick M. Healy as their director nominees.

         Since 1990, Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm and holder of approximately $13.5 million of Continucare's notes. Mr. Cresci currently serves on the boards of FIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Aviva Petroleum Ltd., Film Roman, Inc., Quest Education Corporation, Castle Dental Centers, Inc., Candlewood Hotel Co., Inc. SeraCare, Inc. and several private companies.

         Mr. Healy has served as President/Chief Administrative Officer and as a member of the Board of Directors for Mayo Health Plan, Inc. since its inception in June 1996. Previously, Mr. Healy was President/Chief Executive Officer and member of the Board of Directors for Cleveland Clinic Florida Health Plan from its inception in 1992 through 1996. Mr. Healy also served as Regional Director of Operations/Southeast Region and Executive Director Florida/Caribbean for The Travelers Insurance Company from 1990 through 1992.

STRUCTURE OF NOTES

         Set forth below are the terms of the current notes and the modified notes remaining after conversion of $31 million of the notes into 15,500,000 shares of our common stock.


                                              CURRENT STRUCTURE OF NOTES                      NOTES AFTER RESTRUCTURING
                                 ----------------------------------------------              ---------------------------
Securities Offered...........    $41.0 million aggregate principal amount of 8%              $10 million of notes
                                 Convertible Subordinated Notes due 2002

Interest Payment Dates.......    October 31 and April 30                                     Same, except April 30, 1999
                                                                                             and October 31, 1999
                                                                                             payments were waived.

Maturity.....................    October 31, 2002.                                           Same.

Conversion...................    The notes are convertible into common stock at any time     Same, except, effective
                                 prior to maturity, unless previously redeemed, at a         November 1, 2000, the
                                 conversion price of $7.25 per share, subject to             conversion  price is reduced
                                 adjustment under certain conditions.                        to $2.00.

Redemption at Option of
   Company...................    The  notes are redeemable, in whole or in part, at our      Same.
                                 option at any time on or after October 31, 2000, at the
                                 redemption prices (expressed as a percentage of the
                                 principal amount) set forth below for the 12-month period
                                 beginning October 31 of the years indicated:

                                                 2000 . . . . . . . 104.00%
                                                 2001 . . . . . . . 102.00%

                                 and thereafter at 100% of principal amount, together with accrued interest to the redemption date.


                                              CURRENT STRUCTURE OF NOTES                      NOTES AFTER RESTRUCTURING
                                 ----------------------------------------------              ---------------------------
Repurchase at Option of
   Holders...................    If a Repurchase Event occurs, each noteholder will have     Same.
                                 the right, subject to certain conditions and
                                 restrictions, to require us to repurchase all
                                 outstanding Notes, in whole or in part, owned by such
                                 noteholder at 101% of their principal amount
                                 plus accrued interest, if any, to the date of repurchase.
                                 If a Repurchase Event were to occur, there is no
                                 assurance that we would have sufficient funds to pay
                                 the repurchase price for all the Notes tendered by the
                                 Holders thereof. The Company's ability to make such
                                 payments may be limited  by its leverage and the terms
                                 of its then existing borrowing and other agreements.

Certain Covenants............    The Indenture contains certain covenants that, among        Same.
                                 other things, limit our ability to make restricted
                                 payments and to enter into merger and similar
                                 transactions. These covenants are subject to important
                                 exceptions and qualifications.

Subordination................    The Notes are subordinated to all of our existing and       Same.
                                 future Senior Indebtedness and will be effectively
                                 subordinated to all indebtedness and other
                                 liabilities of our subsidiaries. The Indenture governing
                                 the Notes does not prohibit us from incurring additional
                                 Indebtedness, including Senior Indebtedness.

Registration Rights and
   Transfer Registrations....    Pursuant to a registration rights agreement we filed a      Same.
                                 shelf registration statement to register the Notes and
                                 the common stock issuable upon conversion
                                 thereof. We agreed to use our best efforts to
                                 maintain the effectiveness of the shelf
                                 registration statement until the second
                                 anniversary of the closing of the sale of the
                                 notes or such shorter period ending when all
                                 the notes and common stock issuable upon the
                                 conversion thereof have been sold thereunder,
                                 except that we are permitted to suspend the
                                 use of the shelf registration statement during
                                 certain periods under certain circumstances.

CURRENT STATUS OF RESTRUCTURING

         Continucare is finalizing negotiations with the noteholders on the Waiver and the First Supplemental Indenture. Although, it is anticipated that the noteholders will execute these agreements, Continucare cannot be certain that the agreements will be executed. The effectiveness of these agreements are conditioned upon the following:

         o obtaining a loan from a financial institution for at lease $3 million, which requires a third party guaranty;

         o appointing two members to the board of directors as nominated by the noteholders; and

         o        obtaining approval by the shareholders by December 31, 1999.

         Continucare is currently negotiating with financial institutions and third party guarantors regarding the $3 million line of credit; however, at this time there are no formal arrangements in place, and Continucare cannot be certain that the line of credit or the guaranty will be obtained.

ANTICIPATED RESULTS IF RESTRUCTURING IS NOT APPROVED

         If we do not complete the restructuring:

         o the principal and all accrued and unpaid interest on the notes will most likely be declared payable in full;

         o the $41.0 million principal amount of the notes will continue to be classified as a current liability on our balance sheet;

         o we may experience material adverse effects on our financial position and operation;

         o we may need to file a petition with the bankruptcy court to reorganize under applicable provisions of the Bankruptcy Code;

         o we may lose business if others begin to doubt our ability to timely satisfy our obligations; and

         o we will be unable to invest adequate capital in our business or make appropriate capital expenditures.

         A bankruptcy proceeding initiated in such circumstances, in our opinion, would be lengthy and perhaps contested and, therefore, could be expected to result in substantial disruption of business operations. We believe that in such circumstances our stockholders would most likely suffer a total loss of their investments, and our noteholders would likely recover no more, and potentially could recover substantially less than the recovery available through the restructuring.

VOTE REQUIRED AND RECOMMENDATION

         If a quorum exists, the number of votes cast favoring the proposal must exceed the number of votes cast opposing the proposal in order for the restructuring of the notes and the issuance of the shares as set forth hereinabove to be approved.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RESTRUCTURE THE NOTES AND ISSUE THE SHARES IN CONNECTION WITH THE RESTRUCTURING.

                          PROFORMA FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated balance sheet is based upon the historical financial position of the Company at June 30, 1999. The pro forma adjustments give effect to (a) the issuance of 15.5 million shares of common stock as a result of the conversion of $31 million of the notes, (b) forgiveness of $2.4 million of the accrued interest, (c) reduction in the interest rate on the remaining notes to 7% and (d) the issuance of $3 million of common stock to the guarantor at a price per share of $0.625, which was the trading price of the Company's common stock on June 30, 1999. The adjustments also give effect to the repurchase of $4 million of the notes for a cash payment of $210,000 which occurred on July 2, 1999.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1999


                                                                          PRO FORMA
                                                      JUNE 30, 1999       ADJUSTMENTS             PRO FORMA
                                                      -------------       -----------             ---------
Total assets.................................                              $114,696 (1)
                                                       $30,117,620         (437,136)(2)          $ 29,795,180
                                                       ===========                               =============
Current liabilities..........................                           (31,087,000)(1)
                                                                        (12,100,000)(3)
                                                        64,252,629       (4,213,000)(2)            16,852,629
Long-term debt...............................            1,520,189       12,100,000 (3)            13,620,189
                                                       -----------                               -------------
Total liabilities............................           65,772,818                                 30,472,818

Common stock.................................                1,455            1,850 (1)                 3,305

Additional paid-in capital...................           32,910,465       11,560,650 (1)            44,471,115
Accumulated Deficit..........................                            19,638,864 (1)
                                                       (63,142,417)       3,776,196 (2)           (39,727,357)
Treasury stock...............................           (5,424,701)                                (5,424,701)
                                                       -----------                               -------------
Total shareholders' deficit..................          (35,655,198)                                  (677,638)
                                                       -----------                               -------------
Total liabilities and shareholders' deficit..          $30,117,620                               $ 29,795,180
                                                       ===========                               =============


--------------

(1)   Adjustments resulting from the restructuring transaction
(2) Adjustments resulting from the repurchase of $4 million of the notes for $210,000 on July 2, 1999
(3) Reclassification of the remaining outstanding notes from current to long-term liabilities at their restated principal amount totaling the Company's expected future cash payments for principal and interest through the date of maturity.


         Had these transactions occurred on July 1, 1998, the effect on the Company's consolidated statement of operations for the year ended June 30, 1999 (excluding the effect of recording an extraordinary gain on extinguishment of debt of approximately $19.6 million related to the restructuring transaction and approximately $3.8 million as a result of the July 2, 1999 repurchase of $4 million of the notes), would have been to reduce net loss by approximately $2.85 million to $47.66 million and reduce basic and fully-diluted net loss per share from a loss of $3.50 per share to a loss of $3.30 per share.

         The amounts included herein have not been adjusted for income taxes because the Company believes it will be able to utilize certain of its net operating loss carryforwards to offset any income tax liabilities related to the transactions.

         The pro forma condensed consolidated financial information presented herein does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the period presented or to project the Company's results of operation in any future period. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this proxy.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Continucare's independent public accountants for the fiscal years ended June 30, 1998 and 1999 were and for the fiscal year 2000 will be the firm of Ernst & Young LLP. It is expected that representatives of such firm will (i) attend the annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

         The accounting firm of Deloitte & Touche LLP represented us as our independent accountants during fiscal year 1997 and was dismissed by Continucare's Board of Directors on May 6, 1998. During Continucare's two most recent fiscal years and subsequent interim periods, for which Deloitte & Touche was our independent auditors, there were no disagreements between Continucare and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Deloitte & Touche's reports on the financial statements of Continucare for the two most recent fiscal years, for which Deloitte & Touche was Continucare's independent auditors, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented at Continucare's 1999 annual meeting of shareholders. If any other business should properly come before Continucare's 1999 annual meeting of shareholders, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                              SHAREHOLDER PROPOSALS

         Shareholders interested in presenting a proposal for consideration at our 2000 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than August 1, 2000. Any shareholder proposal submitted other than for inclusion in our proxy materials for that meeting must be delivered to us no later than October 15, 2000, or such proposal will be considered untimely. If a shareholder proposal is received after October 15, 2000, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2000 annual meeting of shareholders.


                                            By Order of the Board of Directors,

                                            Spencer J. Angel
                                            President, Chief Executive Officer
                                            and Chief Operating Officer


Miami, Florida
November 29, 1999

                             CONTINUCARE CORPORATION


                        THIS PROXY IS SOLICITED ON BEHALF
                       OF THE COMPANY'S BOARD OF DIRECTORS


                                  COMMON STOCK

The undersigned, a holder of common stock of Continucare Corporation, a Florida corporation, hereby appoints Spencer J. Angel and Raquel Libman, and each of them, acting alone, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of stock of the Company held of record by the undersigned at the close of business on November 1, 1999 at the Annual Meeting of Shareholders of the Company, to be held on Tuesday, December 21, 1999, at 10:00 a.m., local time, at ____________________________
and at any adjournment(s) or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE OTHER PROPOSALS SET FORTH.

(1)   ELECTION OF DIRECTORS CHARLES M. FERNANDEZ, DR. PHILLIP FROST AND SPENCER
      J. ANGEL, as directors.

                  [ ] VOTE FOR all nominees listed above, except as marked to the contrary below.

                  [ ]  VOTE WITHHELD from all nominees listed above.

                  [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (if any): _________________.

(2) PROPOSAL to Approve the Restructuring of the Company's Convertible Subordinated Notes and the issuance of common stock in connection with the Restructuring.

                    [  ] FOR    [  ] AGAINST   [  ] ABSTAIN

(3) Upon such other matters as may properly come before the Annual Meeting and any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

                               (see reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED `FOR' ALL OF THE PROPOSALS.

The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting for the 1999 Annual Meeting, (2) the Proxy Statement and (3) the Company's 1999 Annual Report to Shareholders.



                                         Dated _________________________ , 1999



                                         --------------------------------------
                                                        (Signature)



                                         --------------------------------------
                                                (Signature if held jointly)


IMPORTANT: Please sign exactly as your name appears and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.